EXHIBIT A

                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION

          First: That at a meeting of the Board of Directors of Vaxcel, Inc. held on February 16, 2000, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and resulting in the entry of Shareholder Consent to Action without a Meeting by the 87% shareholder of said corporation approving the proposed action. The resolution setting forth the proposed amendment is as follows:

          Resolved, that the Certificate of Incorporation of the corporation be amended by changing Article First, "Name" so that, as amended, said Article shall be and read as follows:

                  "The name of the corporation is Chattown.com Network, Inc."

          Second: The necessary number of shares as required by statute were voted in favor of the amendment.

          Third: That said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

          Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.


            Dated: February 16, 2000                BY:  /s/ Richard D. Surber
                                                         ---------------------
                                                         President and Director

                                                    NAME: Richard D. Surber
                                                          -----------------



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